Exhibit 99.1

Investor and Media Inquiries: Michael A. Hajost (610) 208-3476 mhajost@cartech.com

CARPENTER TECHNOLOGY REPORTS THIRD QUARTER RESULTS

•	Third quarter net sales excluding raw material surcharge up 32% from a year earlier on 16% higher volume.

•	Third quarter net income $28.6 million or $0.64 per diluted share.

•	Results reflect positive impacts from improved mix, price increases, strong operating performance and certain tax items.

•	Recent Amega West acquisition contributed $0.02 per diluted share in the quarter.

WYOMISSING, Pa., April 26, 2011 — Carpenter Technology Corporation (NYSE:CRS) today reported net income attributable to Carpenter of $28.6 million or $0.64 per share for the quarter ended March 31, 2011. This compares to net income attributable to Carpenter of $2.1 million or $0.05 per share for the same quarter a year earlier.

Third quarter earnings benefited from the impact of certain tax items totaling $0.11 per diluted share.

“The business performed well this quarter as we are seeing progress from our growth and profit improvement strategies,” said William A. Wulfsohn, President and Chief Executive Officer. “In particular, there is now visible impact on our bottom-line from our mix management and pricing actions. As we expected, our operating margin improved significantly and we remain confident that we will achieve our fiscal year goals for revenue growth and profit improvement.”

Third Quarter Results

Financial highlights for the third quarter include:

(in millions, except per share amounts & pounds sold)	3Q FY 2011	3Q FY 2010	YTD FY 2011	YTD FY 2010

Net Sales	$464.2	$336.9	$1,191.5	$834.4

Net Sales Excluding Surcharge (a)	$338.0	$256.7	$878.8	$651.8

Operating Income Excluding Pension Earnings, Interest and Deferrals (a)	$44.0	$22.3	$87.8	$29.9

Net Income (Loss) Attributable to Carpenter	$28.6	$2.1	$45.5	$(3.8)

Diluted Earnings (Loss) per Share	$0.64	$0.05	$1.02	$(0.09)

Net Pension Expense per Diluted Share (a)	$(0.21)	$(0.21)	$(0.64)	$(0.64)

Free Cash Flow (a)	$(14.0)	$(7.7)	$(150.4)	$17.0

Pounds Sold (000)	57,862	49,720	158,784	121,182

(a)	non-GAAP financial measure that is explained in the attached tables

Net sales for the third quarter were $464.2 million, up 38 percent from the prior year. Excluding surcharge revenue, net sales were $338.0 million, up 32 percent from a year ago. Amega West, which the Company acquired on December 31, 2010, had $16 million of net sales in the current quarter and contributed 2 percent to the year-over-year growth rate in consolidated net sales.

Total pounds sold in the third quarter were 16 percent higher than the fiscal year 2010 third quarter, with the Premium Alloys Operations (PAO) segment up 47 percent and the Advanced Metals Operations (AMO) segment up 13 percent.

Gross profit was $73.1 million compared with $46.3 million in the fiscal year 2010 third quarter. The higher gross profit in this year’s third quarter was driven by higher volumes, an improved product mix, higher prices and better operating performance.

SG&A expense as a percentage of sales was nearly 2 percent lower than the prior year. SG&A expenses were $37.9 million, compared with $33.5 million for the third quarter of fiscal year 2010. About half of the year-over-year increase is due to the addition of Amega West overhead cost with the remainder due to higher variable compensation expense and slightly higher headcount.

Operating income for the third quarter was $35.2 million compared with $12.8 million a year earlier. Excluding surcharge revenue and pension earnings, interest and deferrals (EID), operating margin was 13.0 percent for the quarter compared to 8.7 percent in the fiscal year 2010 third quarter.

Other income was $1.1 million compared to $1.6 million in the fiscal year 2010 third quarter.

The provision for income tax was $3.1 million or 9.7 percent of pre-tax income. The provision includes $4.8 million or $0.11 per diluted share of tax benefits associated with changes in previous tax positions. This compares to $7.8 million or 78.8 percent of pre-tax income in the 2010 third quarter which included the one-time $5.9 million non-cash charge associated with the impact of the healthcare reform law. The fourth quarter tax rate is expected to be about 20 percent.

Net income attributable to Carpenter was $28.6 million or $0.64 per diluted share, compared with third quarter net income of $2.1 million or $0.05 per diluted share in fiscal year 2010.

Free cash flow, defined as cash from operations less capital expenditures, dividends, and the net impact from the purchase and sale of businesses, was a negative $14.0 million. Inventory balances were lower during the quarter, but were more than offset by higher accounts receivable of $82 million due to strong sales and higher raw material prices.

Markets:

Aerospace market sales were $195.7 million in the third quarter, up 30 percent compared with the same period a year ago. Excluding surcharge revenue, aerospace sales were up 26 percent on 23 percent higher volume. Aerospace results reflect continuing strong demand for engine components in support of high build rates. Demand for titanium fastener material is already near fiscal 2008 peak levels as production expectations grow for the Boeing 787 and other titanium intensive airframes. Demand for nickel and stainless fastener material is beginning to grow, and channel activity within these segments indicates demand will continue to accelerate over the remainder of the calendar year.

Industrial market sales were $103.6 million, up 42 percent compared with the third quarter of fiscal year 2010. Excluding surcharge revenue, industrial sales increased 26 percent on 15 percent higher volume. The year-over-year results reflect the impact of mix management and pricing actions as well as demand growth for higher value materials for fittings and semiconductor applications.

Energy market sales of $53.9 million increased 136 percent from the third quarter a year earlier. Excluding surcharge revenue, energy market sales increased 146 percent on 72 percent higher volume. The overall increase reflects the Amega West acquisition, sharply higher demand and price increases for materials used in oil and gas applications, and a broader product offering of high value materials used in industrial gas turbines.

Consumer market sales were $40.7 million, an increase of 26 percent from the third quarter of fiscal year 2010. Excluding surcharge revenue, sales increased 19 percent on 8 percent higher volume. Revenue grew faster than volume as the growing demand for higher value materials used in sporting goods applications outpaced sales of lower value materials used in housing.

Automotive market sales were $37.2 million, an increase of 34 percent from a year earlier. Excluding surcharge revenue, automotive sales rose 20 percent on flat volumes. The revenue growth rate is a function of mix management efforts aimed at increasing sales of higher value turbo charger, engine fastener and fuel system components supporting new technologies.

Medical market sales were $33.1 million in the third quarter, up 10 percent from a year ago. Excluding surcharge revenue, medical market sales increased 10 percent on 2 percent higher volume. While the overall growth rate was within the expected range for this market, revenues grew faster with higher titanium prices and increased sales of high value cobalt materials outpacing stainless products.

International sales in the third quarter were $142.4 million, an increase of 35 percent compared with the same quarter a year earlier. Sales in Europe were up 40 percent on 36 percent higher volume driven mainly by increased demand in Aerospace and Energy and positive mix shifts in Automotive. Asia revenues increased 31 percent on 17 percent higher volume driven by growth in the Aerospace, Energy and Automotive markets with positive mix impacts in Consumer and Industrial markets. Total international sales in the quarter represented 31 percent of total sales, in-line with the prior year.

Outlook

“Although we will not have the same benefit from tax items in the fourth quarter, we expect to finish the year strong, and achieve our original growth and earnings targets,” said

Wulfsohn. “We continue to target a return to our pre-downturn prior peak EBITDA level over the next two to three years due to continued strong growth and the impact of our mix management and pricing actions that we expect will result in an increased profit per pound. For fiscal 2012, we expect overall revenue growth, excluding raw material surcharge, to be north of 10 percent and operating income, excluding pension EID, to be about 50 percent higher than the current year.

“We continue to see strong demand for our higher margin products, and are well positioned for significant growth in our key end markets of aerospace and energy. As demand continues to grow, we will need to increase our capacity further in downstream operations. We currently anticipate fiscal 2012 capital spending in the range of $150 - $200 million. We also continue to be excited about the other growth opportunities discussed at our recent Investor Day.”

Pension Effects

During the third quarter, the Company recorded expense associated with its pension and other post retirement benefit plans of $15.2 million or $0.21 per diluted share, which reflects our planned non-cash net pension expense for fiscal 2011 of $61 million, or $0.85 per diluted share. The expense will continue to be allocated equally through the fiscal year. The Company made a cash contribution to the pension plan of approximately $4 million in the current fourth quarter.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial measures, accompanied by reasons why the Company believes the measures are important, are included in the attached schedules.

Conference Call

Carpenter will host a conference call and webcast today, April 26, at 10:00 a.m., ET, to discuss financial results and operations for the fiscal third quarter. Please call 610-208-2222 for details of the conference call. Access to the call will also be made available at Carpenter’s web site (http://www.cartech.com) and through CCBN (http://www.ccbn.com). A replay of the call will be made available at http://www.cartech.com or at http://www.ccbn.com.

About Carpenter Technology

Carpenter produces and distributes specialty alloys, including stainless steels, titanium alloys, and superalloys. Information about Carpenter can be found on the Internet at http://www.cartech.com.

Forward Looking Statements

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2010 and the quarterly reports on Form 10-Q for the quarters ended September 30, 2010 and December 31, 2010 and the exhibits attached to those filings. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical, and energy, or other influences on Carpenter’s business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; 2) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; 3) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; 4) domestic and foreign excess manufacturing capacity for certain metals; 5) fluctuations in currency exchange rates; 6) the degree of success of government trade actions; 7) the valuation of the assets and liabilities in Carpenter’s pension trusts and the accounting for pension plans; 8) possible labor disputes or work stoppages; 9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; 10) the ability to successfully acquire and integrate acquisitions; 11) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; 12) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; 13) our manufacturing processes are dependent upon highly specialized equipment located primarily in one facility in Reading, Pennsylvania for which there may be limited alternatives if there are significant equipment failures or catastrophic event; and (14) our future success depends on the continued service and availability of key personnel, including members of our executive management team, management, metallurgists and other skilled personnel and the loss of these key personnel could affect our ability to perform until suitable replacements are found. Any of these factors could have an adverse and/or fluctuating effect on Carpenter’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.